Exhibit 99.1

NEWS RELEASE

1300 Main Street, P.O. Box 130  Atchison, Kansas 66002-0130

913-367-1480  800-255-0302  Fax 913-367-0192

www.mgpingredients.com  Symbol/Market: MGPI/NASDAQ

Contact:  Steve Pickman

913-367-1480

FOR IMMEDIATE RELEASE:	MGP INGREDIENTS ANNOUNCES FISCAL 2006
FIRST QUARTER RESULTS

ATCHISON, Kan., November 9, 2005—MGP Ingredients, Inc. (Nasdaq: MGPI) today reported net income of $3,731,000, or $0.23 per common share, for its fiscal 2006 first quarter, which ended September 30. This compares to net income of $291,000, or $0.02 per share, for the first quarter of fiscal 2005. Net sales in the current year’s first quarter totaled $77,046,000 compared to net sales of $68,878,000 in the prior year’s first quarter.

The company’s improved first quarter performance was driven by increased sales of distillery products, which rose approximately 18 percent compared to distillery products sales in the first quarter of fiscal 2005.  Sales of ingredients were down slightly due to lower sales of specialty ingredients, which principally consist of specialty wheat proteins and wheat starches.  Sales of commodity ingredients, which consist primarily of commodity wheat gluten and wheat starches, rose compared to the year-ago quarter.

 “External and internal factors contributed to strength in our distillery business in the first quarter,” said Ladd Seaberg, president and chief executive officer. “High gasoline prices and growing interest in the use of renewable fuels have continued to buoy ethanol prices.  More importantly, a planned shift toward greater, more efficient production of high quality food grade alcohol drove our performance within the distillery segment.”

Ingredient sales in the first quarter were impacted by a decline in sales of the company’s Chewtex™ line of specialty protein- and starch-based resins, produced for use in the manufacture of pet chews and related treats.  This decrease was partially offset by increased sales of commodity wheat gluten during the first quarter.  While gluten sales are no longer an emphasis, the company had more gluten available for sale because specialty starch sales have outpaced specialty proteins sales.

 “Sales of our Fibersym™ line of resistant starches, which we market for incorporation in fiber-enriched, reduced carbohydrate and lower calorie foods, increased in the quarter, while performance of our Arise® line of specialty wheat protein isolates declined compared to the year-ago quarter,” said Michael Trautschold, executive vice president of marketing and sales.  “Even though we experienced sequential gains compared to the fourth quarter of fiscal 2005 in sales of Arise® and our Wheatex® line of textured proteins, our focus remains on developing additional profitable applications for proteins to keep pace with strengthening specialty starch sales.”

Distillery Products

Total sales of distillery products in the first quarter of fiscal 2006 rose by approximately $8.5 million, or 18 percent, compared to the first quarter of fiscal 2005. This improvement resulted from higher selling prices for both food grade and fuel grade alcohol combined with a net volume increase driven by higher unit sales of food grade alcohol for industrial applications.

Sales of food grade alcohol rose by 74 percent, while sales of fuel grade alcohol increased by 5 percent compared to a year ago.  Sales of distillers feed, the principal by-product on the alcohol production process, decreased by 17 percent due to lower prices.

Price improvements and higher unit sales resulted in a 124 percent increase in sales of food grade alcohol for industrial applications.  Sales of food grade alcohol for beverage applications rose by approximately by 5 percent due to higher prices, which offset a slight reduction in unit sales. The increased sales of fuel grade alcohol also resulted from higher average selling prices, which more than offset lower unit sales compared to a year ago.

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ADD 1—MGP INGREDIENTS ANNOUNCES

Ingredients

Total ingredient sales in the first quarter of fiscal 2006 decreased by approximately $304,000, or 1 percent, compared to the prior year’s first quarter. This was due to a nearly 18 percent decline in sales of specialty ingredients for non-food applications. “We believe this decline is attributable to the impact of higher gas costs and a weakening labor market, which has contributed to weaker consumer spending and declining consumer confidence, resulting in a slowdown in pet industry sales,” he added.

Sales of specialty ingredients for food applications were just slightly lower than a year ago, while sales of mill feeds and other mill products decreased by 39 percent.  Sales of commodity ingredients, on the other hand, increased by approximately 47 percent compared to a year ago.  This increase resulted from a significant rise in sales of commodity gluten, which more than offset a decrease in sales of commodity starches.

The decrease in sales of specialty ingredients for non-food applications principally occurred in sales of the company’s protein- and starch-based resins for use in pet industry products.  Sales of specialty ingredients for food applications benefited from higher sales of specialty starches and a small increase in sales of the company’s Wheatex® line of textured wheat proteins that are sold for use in meat analog and meat extension applications.  These improvements offset a decline in sales of MGPI’s Arise® line of wheat protein isolates during the quarter. The reduction in sales of commodity starches resulted from the company’s decision to place increased emphasis on the production and marketing of specialty starches. The reduction in sales of mill feeds (which is a by-product in the manufacture of flour) and other mill products resulted from the processing of less flour in the current year’s first quarter for use in producing specialty proteins.

The increase in commodity gluten sales was due to higher unit sales resulting from higher quantities on hand compared to the prior year’s first quarter.  This increase adversely affected the company’s profitability, as market prices for gluten have been below the company’s cost of production. Although MGPI has deemphasized gluten sales because of such poor market conditions, gluten remains a co-product from the processing of flour. Because the company’s sales of specialty proteins have not kept pace proportionately with its specialty starch sales, more gluten was available for sale during the first quarter of fiscal 2006 than in the first quarter of fiscal 2005 as less gluten has been processed into specialty proteins.

Segment Data

Complete sales and pre-tax income data by segments for the first quarter ended September 30 follow below. Pre-tax operating income for each segment is based on net sales less identifiable operating expenses.  Interest expense, investment income and other general miscellaneous expenses have been excluded from segment operations and classified as Corporate:

Sales	1st QTR. FY2006	1st QTR. FY2005
Ingredients Segment	$22,450	$22,754
Distillery Products Segment	54,596	46,124

Pre-tax income (loss)
Ingredients Segment	$(219)	$(115)
Distillery Products Segment	6,949	874
Corporate	(536)	(278)

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ADD 2—MGP INGREDIENTS ANNOUNCES

The company also announced that plans are underway for the implementation of upgrades at its recently acquired manufacturing facility on Onaga, Kan. that it expects to use as a platform for growth of its eco-friendly, plant-based biopolymers.  “Along with our recently-announced plans for a new corporate headquarters and technical center to enhance our research and development functions, these investments will position us well to pursue the exciting growth opportunities available to us in the specialty ingredients arena,” added Trautschold.

Outlook

“Looking ahead, we expect that distillery sales will continue to drive our performance in the first half of fiscal 2006,” Seaberg said, noting that “strong cash flow from our distillery business has given us the flexibility to pursue our growth objectives on the ingredients side.  This will be even more important in the current quarter, as we continue to experience a decline in our non-food ingredients business.”  He further noted that “we also expect our results in the current quarter will be affected by increased energy and wheat costs compared to this year’s first quarter.”

Conference Call Information

The company will host an investor conference call today at 10 a.m. central time to review the first quarter results. Stockholders and other interested parties may listen to the call live via telephone by dialing 800-322-0079 by 9:50 a.m. central time, or access it on the Internet at www.mgpingredients.com . To see the Earnings Statement and Consolidated Balance Sheet information in .PDF format, click here.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of natural grain-based products. The Company has facilities in Atchison, Kan., Pekin, Ill., Onaga, Kan. and Kansas City, Kan. that utilize the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words such as “intend,” “plan”, “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will”, “could” and or the negatives of these terms or variations of them or similar terminology. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others:  (i) the availability and cost of grain, (ii) fluctuations in gasoline prices, (iii) fluctuations in energy costs, (iv) competitive environment and related market conditions, (vi) our ability to realize operating efficiencies, (vii) the effectiveness of our hedging programs; (viii) access to capital and (ix) actions of governments. For further information on these and other risks and uncertainties that may affect the company’s business, see Item 1. Business — Risks and Uncertainties of the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005.

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CONSOLIDATED STATEMENT OF EARNINGS

(unaudited)	Three Months Ended September 30
(Dollars in thousands, except per share)	2005	2004
NET SALES	$77,046	$68,878
COST OF SALES	64,862	63,804
GROSS PROFIT	12,184	5,074
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	5,709	4,882
OTHER OPERATING INCOME	168	286
INCOME FROM OPERATIONS	6,643	478
OTHER INCOME (EXPENSE)
OTHER INCOME (NET)	116	309
INTEREST EXPENSE	(565)	(306)
INCOME BEFORE INCOME TAXES	6,194	481
PROVISION FOR INCOME TAXES	2,463	190
NET INCOME	$3,731	$291
OTHER COMPREHENSIVE LOSS	(135)	(313)

COMPREHENSIVE INCOME (LOSS)	3,596	(22)

BASIC EARNINGS PER COMMON SHARE	$0.23	$0.02
DILUTED EARNINGS PER COMMON SHARE	$0.23	$0.01

Weighted average shares outstanding - Basic	16,006,923	15,932,913
Weighted average shares outstanding — Diluted	16,491,244	16,648,019

CONSOLIDATED BALANCE SHEETS

(unaudited)	Sept. 30	June 30	(unaudited)	Sept. 30	June 30
(Dollars in thousands)	2005	2005	(Dollars in thousands)	2005	2005
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT ASSETS:			CURRENT LIABILITIES:
Cash and cash equivalents	$3,458	$10,384	Line of credit	$2,000	$—
Receivables	32,985	28,097	Current maturities of long-term debt	3,583	4,705
Inventories	35,169	31,252	Accounts payable	14,038	11,744
			Accrued expenses	7,324	5,621
Prepaid expenses	2,130	628	Deferred income	10,554	10,948
Deferred income taxes	945	663	Income taxes payable	426	—
Refundable income taxes	213	2,622	Total Current Liabilities	$37,925	$33,018
Total Current Assets	74,900	73,646
PROPERTY AND EQUIPMENT, At Cost	324,357	317,626
Less accumulated depreciation	(204,970)	(201,997)	LONG-TERM DEBT	15,217	16,785
	119,387	115,629	POST-RETIREMENT BENEFITS	6,469	6,342
OTHER ASSETS	221	225	DEFERRED INCOME TAXES	12,811	12,828
			STOCKHOLDERS’ EQUITY	122,086	120,527
	$194,508	$189,500		$194,508	$189,500